Exhibit 8.1
Dear Sirs
AVAGO TECHNOLOGIES LIMITED (THE “COMPANY”) — PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(b) PROMULGATED UNDER THE SECURITIES ACT (AS DEFINED HEREIN) IN RESPECT OF THE VENDOR SHARES (AS DEFINED HEREIN)
We have acted as Singapore legal advisers to Avago Technologies Limited (the “Company”), a company incorporated under the laws of Singapore, in connection with the filing by the Company with the United States Securities and Exchange Commission of a prospectus supplement dated 28 February 2011 (the “Prospectus Supplement”) filed pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in respect of (a) 25,000,000 ordinary shares (the “Vendor Shares”) offered by certain selling shareholders of the Company (the “Vendors”), and (b) up to 3,750,000 ordinary shares which may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares granted by the Vendors. You have requested our opinion concerning the statements in the Prospectus Supplement under the section “Tax Considerations—Singapore Tax Considerations”, comprising the subsections “Income Taxation under Singapore Law”, “Stamp Duty”, “Estate Duty” and “Tax Treaties Regarding Withholding Taxes”.
The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Prospectus Supplement.
We are opining herein as to the effect on the subject transaction only of the tax laws of Singapore as at the date of this opinion and as such laws have, to date, been interpreted in published decisions of the courts of the Republic of Singapore. We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.
Based on such facts and subject to the limitations set forth in the Prospectus Supplement, the statements of law and legal conclusions in the Prospectus Supplement under the section “Tax

Considerations—Singapore Tax Considerations”, comprising the subsections “Income Taxation under Singapore Law”, “Stamp Duty”, “Estate Duty” and “Tax Treaties Regarding Withholding Taxes”, constitute the opinion of WongPartnership LLP as to the material Singapore tax consequences of an investment in the ordinary shares.
No opinion is expressed as to any matter not discussed herein.
We will not be responsible to carry out any review or to update the opinion for any subsequent changes or modifications to the law and regulations, or to the administrative interpretations thereof.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof filed by the Company and to the use of our name under the section “Tax Considerations— Singapore Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC promulgated thereunder.
This opinion given herein is strictly limited to the matters stated herein and is not to be read as extending by implication to any other matter in connection with the offering (as described in (a) and (b)), or otherwise including, but without limitation, any other document signed in connection with the offering (as described in (a) and (b)). Further, save for the filing of this opinion with the SEC as an exhibit to the Prospectus Supplement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable federal securities laws in the United States, if applicable) or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.
Yours faithfully
WONGPARTNERSHIP LLP
/s/ WongPartnership
TAN KAY KHENG/ TAN SHAO TONG